Michael J. Woodall
Chief of Operations	100 Federal Street
Putnam Investor Services	Boston, MA 02110

RE:	Putnam RetirementReady® Funds
Putnam Retirement Advantage Funds

Please vote today.

Dear Valued Shareholder:

I am writing to ask for your help to participate in a fund proxy solicitation that is currently underway. You are a shareholder of record in at least one of the Putnam Funds, and our records indicate that we have not received your vote yet.

All shareholders of Putnam RetirementReady® Funds and Putnam Retirement Advantage Funds are being asked a proposal to elect Trustees at the upcoming special meeting of shareholders on June 29, 2022. Trustees play an important role in protecting shareholders, although they do not manage fund portfolios. Trustees are responsible for approving fees paid to your fund’s investment advisor and its affiliates, reviewing overall fund expenses, selecting the fund’s auditor, monitoring conflicts of interest, overseeing the fund’s compliance with federal securities laws, and voting proxies for the fund’s portfolio securities.

The Trustees recommend that you vote in favor of the proposal.

Use one of three quick and easy ways to vote:

• Visit the website listed on the proxy card

• Call using the toll-free number listed on the proxy card

• Mail the enclosed proxy card — be sure to sign, date, and return the card in the enclosed postage-paid envelope

This matter is very important and will only take a moment of your time.

I would be extremely grateful for your help with this important initiative. If you have any questions, please call 1-833-786-5510. We appreciate your investment in the Putnam Funds.

Thank you again for your help and support.

Sincerely,

330133 5/22